Exhibit 99.1

California Pizza Kitchen Reports Preliminary First Quarter 2010 Results; Raises EPS Guidance to $0.10 from $0.05-$0.07; Announces Extension of Executive Contracts

LOS ANGELES--(BUSINESS WIRE)--April 12, 2010--California Pizza Kitchen, Inc. (Nasdaq: CPKI) announced today that revenues decreased 2.7% to $156.7 million for the first quarter ended April 4, 2010 versus $161.1 million in the first quarter of 2009. Comparable full service restaurant sales decreased approximately 2.7% compared to a 5.9% decrease in the first quarter a year ago. Management estimates that the Easter shift and adverse weather conditions during the quarter negatively affected comparable sales by approximately 1.3%.

During its February 18, 2010 conference call, the Company forecasted first quarter comparable full service restaurant sales in the range of negative 3.0% to negative 4.0% and earnings of $0.05 to $0.07 per diluted share. Based on preliminary results, management has raised its earnings estimate to $0.10 per diluted share for the first quarter which includes an approximate $0.03 benefit for gift card breakage.

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, “February and March comparable sales results surpassed our expectations, and we credit this to the successful launch of our call center, expansion of our wine selections and our catering programs, along with the February rollout of our new Small Cravings menu. Similar to the fourth quarter of 2009, first quarter 2010 comparable sales showed improvement on both a quarter-over-quarter and sequential basis across the dine-in, take-out, and delivery channels. We are pleased that fundamentals continue to improve and we remain confident in our outlook for the full year.”

The Company also announced that co-Chief Executive Officers Rick Rosenfield and Larry Flax, along with Chief Operating Officer and Chief Financial Officer Sue Collyns, have each extended their employment agreement with the Company for an additional three years through December 2012.

William C. Baker, Independent Director and Chairman of the Compensation Committee stated, “Collectively, our Board of Directors believes that CPK has a one of the most talented and forward thinking management teams in our industry and we are pleased to have retained their services. We look forward to benefitting from their continued leadership.”

During the first quarter, the Company’s franchise partners opened a second full service restaurant in Dubai, UAE as well as a quick-serve location at Stony Brook University in Long Island, New York.

The Company intends to release its first quarter earnings on May 6, 2010 with a conference call to follow on the same day at approximately 4:30 pm ET. A webcast of the conference call will be accessible at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check for 2009 was approximately $15.00. As of April 12, 2010 there are 253 California Pizza Kitchen locations system-wide. 205 are company-owned domestic locations, and 48 operate under franchise or license agreements, of which 28 locations operate internationally and 20 domestically. The Company also has a licensing agreement with Nestle S.A. which manufactures and distributes a line of California Pizza Kitchen premium frozen products. More information about California Pizza Kitchen, Inc. can be found on the Company’s website at www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may”, "will”, "estimate”, "intend”, "continue", "believe”, "expect", "anticipate" and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
California Pizza Kitchen, Inc.
Media – Sarah Grover
Investors – Sue Collyns
310-342-5000